Exhibit 99.1

communications simplified.

Ener-Core, Inc.

Fourth Quarter and Full Year 2016 Update Conference Call

April 13, 2017

C O R P O R A T E P A R T I C I P A N T S

Alain Castro, Chief Executive Officer

Domonic J. Carney, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Dallas Salazar, Atlas Consulting

Joe Filberto, Kansas Shira Associates

Peter Spaulding, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon. Welcome to the Ener-Core Fourth Quarter and Full Year 2016 Update Conference Call. My name is Noah (phon) and I’ll be your Operator today. Joining us for today’s presentation is CEO, Alain Castro, and CFO, Domonic Carney. Also available are the Company’s VP of Engineering, Doug Hamrin, and Director of Sales, Mark Owen. Following their remarks, we will open up the call for your questions.

Before we begin today’s call, I’ll provide the necessary disclaimers and cautions regarding the forward-looking statements made by Management during this call. During the course of this conference call, the Company will be making forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. Forward-looking statements are those concerning Ener-Core’s plans, expectations, future commercial and licensing activities and performance, expected capital expenditures, negotiations with third parties and other operational aspects, and may include the words estimate, anticipate, believe, expect, or similar expressions. Statements made during this conference call that address such future activities, events or developments, are based on assumptions made the Company and its Management based on its experience, perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Thus, participants are cautioned that forward-looking statements are not guarantees of future performance and those actual results or developments may differ materially from those projected in the forward-looking statements and the Company encourages investors to review the risk factors set forth in our public reports filed with the SEC including the Form 10-K to be filed on or before April 17, 2017. Ener-Core disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, other than as otherwise required by law. Accordingly, you should not place undue reliance on forward-looking statements.

I’d like to remind everyone that this call will be recorded and made available for replay via the Events tab in the Investors section of the Company’s website.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now, I would like to turn the call over to Ener-Core’s Chief Executive Officer, Mr. Alain Castro.

Alain Castro:

Thank you very much, Operator. Now, on to the purpose of our call today, today I will first discuss developments in our business for 2016, including the status of the first industrial installation of our new 2 megawatt systems in Stockton, California. Afterward, our CFO, D.J. Carney will discuss a summary financial results and cost reduction efforts, and lastly, I will discuss our visibility and strategy into this year 2017, and we’ll then wrap up with a question-and-answer session with any of you who’re on the phone.

Two thousand sixteen represented the final stretch to us of a key inflection point for Ener-Core on multiple fronts. We continued to innovate, grow, and expand the Ener-Core Power Oxidizer technology to integrate into larger sized power capacities, which is an important accomplishment as these larger sizes provide a far greater economic value for the end customers. In 2016, we were also successful in transforming our business model from a manufacturing model to a licensing model, which will provide great operating leverage at a much faster route to profitability. Lastly, we significantly cleaned up our capital structure, which will pave the way for us to pursue an up-listing later this year to NYSEMKT or NASDAQ Capital Market.

For those investors new to Ener-Core, it is critical that you understand our value proposition and the size of the market opportunity we’re addressing with our unique Power Oxidizer technology. We provide disruptive technology for the Combined Heat and Power, or CHP, and I’ll refer to it as CHP for the remainder of this call, CHP infrastructure market. CHP systems are used by industrial facilities across many industries to simultaneously generate both, electricity and heat, onsite, for their industrial facilities, all of this from a single fuel source such as natural gas, biomass, wood, coal, waste heat, or oil. Instead of purchasing electricity from the distribution grid or the utility grid, and then separately burning fuel on an onsite furnace or a boiler to produce thermal energy, an industrial-commercial facility can install an onsite CHP plant to provide both services in one energy-efficient step. The benefits to an industrial customer with large operating expenses are immense. It’s for this reason that the global CHP market is projected to reach $812 billion by 2024. This represents an increase of approximately $300 billion from where it is today. From this increase, the installation and construction services represents only about 3%. The remainder or the lion’s share is—or resides with the equipment for that growth in CHP market.

Ener-Core is effectively extending the scope of CHP systems such that these systems can now run or be powered by the waste gases that are usually burned or flared off by industries. These waste gases have no monetary value. So, as a result, CHP plants with Ener-Core’s technology provide better economics for the end customer, while at the same time reducing harmful air pollution. So, the value proposition is clear and it’s attractive. Here is the key fact. Approximately 60% of the cost of owning and operating a CHP plant is represented by the cost of the fuel that is consumed by that CHP plant. So, if a CHP plant can run on free fuel or even run on reduced-cost fuels, it will generate lower cost power and lower cost heat than just about any other CHP plant. As an example, the first company to install one of these next-generation CHP systems with Ener-Core’s technology is expecting a 3-year payback, followed by permanent op ex reduction of approximately $4 million a year. Those types of figures are groundbreaking and quite frankly, they represent a true competitive differentiator for that particular industrial facility. In other words, other investor (phon) facilities in the same sector cannot afford to continue operating according to the status quo while one of their competitors manages to save $4 million off their annual op ex.

But we’re mindful of the fact that we are entering into the energy infrastructure sector and this sector’s typically served by large established multinational companies. So, we have proactively modified our business strategy toward a licensing business model, and in 2016, we signed a new license agreement with Dresser-Rand, which is now a Siemens business.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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So, during the year 2016, we completed the scale-up of our Power Oxidizer to a 2-megawatt power capacity, which is eight times larger than our previous product, and we also worked closely with the Dresser-Rand engineering team to fully integrate our Power Oxidizer with their 2-megawatt gas turbine. The result of all of this is that industrial facilities all over the world can now purchase a CHP solution or a CHP plant that can run on industrial byproduct waste gases that otherwise would require expensive air pollution treatment. They can now use these gases to make their own onsite power and heat needs, and they can purchase this from a globally recognized and longstanding supplier of this type of energy infrastructure equipment.

As stated earlier, approximately 60% of the cost of owning and operating a CHP plant is represented by the cost of fuel, and because our systems use byproduct waste gases as a free resource of fuel, the resulting cost of the energy generated is lower than it would be with standard CHP plants. Our internal team calls this CHP Plus and we’re evaluating projects with IRRs greater than 20% and paybacks below 4 years, completely unlevered. I’ve now worked in power projects for just about all my career and I’m accustomed to seeing unlevered project IRRs in the sort of 10% to—on the high end 15% range. But, with project economics like the ones we generate, one can quickly see why one of the largest CHP integrators in the world have elected to be a first mover and working with Ener-Core as a licensee. So, we spent the last two years building a strong patent portfolio and scaling up the size and integrating our technology with Dresser-Rand’s 2-megawatt gas turbine, and while not registered on our balance sheet, 2016 saw us grow our patent portfolio to 44 patents. In the same year, we achieved completion of what has been a long process to prove out our technology with a comprehensive set of field tests on a fully functioning unit called the Full-Scale Acceptance Test unit. The Full-Scale Acceptance Test protocols were performed between July 2016 and December 2016, and confirmed by Dresser-Rand earlier this week that all required tests conducted to-date have passed. We have one more field test to conduct that has to occur at an industrial facility and we could not conduct it at the test site. That last field test will be conducted at the industrial site of the first customer in second quarter of 2017. This last test is considered relatively easy and is somewhat of a formality. So, we’re highly confident that the test will pass with flying colors and we now believe that we have a technically proven 2-megawatt unit that is ready for sale and mass deployment.

Our Technical Team has done some work to go beyond the final test. Key among that is to ensure that the first two commercial units, installed at Pacific Ethanol, operate as-designed and for extended periods of time without interruption. We see that work as a key to greater commercialization and that we need to provide proof that the units operate in mission-critical situations. There is really no reason to believe that these turbine units with Ener-Core technology will run less reliably than a regular gas turbine because all we’re really doing here is replacing one component of a gas turbine, which is the combustion chamber by the way, with Ener-Core’s Power Oxidation vessel. So, the overall gas turbine which has been around a very long time and beyond proven remains the same and in particular the moving parts of the gas turbine remain the same, and all we’re putting in there is a replacement for the combustion chamber. So, once we’ve proven that these modified gas turbines do indeed operate reliably, we expect to be able to obtain inexpensive warranty and financing terms for the systems. This in turn will drive greater customer adoption. Just to make this point ultra-clear for everyone listening—listening in, we are deploying systems that typically have a 3- or 4-year payback. We expect that customers will soon be able to obtain financing terms over a 5- to 10-year tenure, and quite frankly, probably longer. Those types of financing terms result in a scenario whereby the annual cost savings to the end customer are far greater than the annual debt burden or lease burden, which results in projects that are cash flow positive from the moment they’re turned on.

We also see our Engineering Team heavily involved with more commercially-driven projects such as the integration of our Power Oxidation technology with other third-party equipments such as industrial dryers, industrial ovens, water chillers, as well as anaerobic digesters. The success of those integration projects will drive us into additional market segments and into projects with improved project economics.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now, what I’d like to do is move on to our 2016 commercialization progress. So, our commercialization efforts are gaining momentum and we’re looking to benefit from significant macro forces including the worldwide move toward clean energy and the push toward organic diversion programs in areas such as California, which we expect will drive hundreds of new opportunities for our solutions. We see substantial opportunities in industrial CHP applications such as Pacific Ethanol types of installations, but also for other industrial plants that are heavy consumers of both electricity and heat or steam. Just a few examples of some of these industries include semiconductor manufacturers, animal rendering facilities, petrochemical plants, large-scale painting and coatings facilities, and even pharmaceuticals. We also see opportunities to take advantage of organic waste diversion by partnering with landfills and sewage treatment plants. The economics of these projects are often complex, but our nearly emissions-free energy generation, unlocks significant value for a multitude of project site types. Much of the behind-the-scenes work done by our Commercial Team during the year has been in identifying and qualifying different vertical markets and beginning to work to partner with the right engineering companies and the right equipment suppliers to solidify and quantify the value proposition for each of these vertical markets. This includes working with suppliers of dryers, ovens, water chillers, anaerobic digesters, and rotary concentrates. So, it ends up becoming more of a consortium approach to the market.

In June 2016, Ener-Core and the Dresser-Rand business entered into a Commercial and Manufacturing License Agreement. For the remainder of this call, I’m going to refer to that as the CMLA. The CMLA gives Dresser-Rand the exclusive rights to manufacture and sell Ener-Core’s technology paired with the Dresser-Rand gas turbines within the 1- to 4-megawatt range. The agreement shifts our relationship to a highly leverage-able and low cost licensing fee model—business model. Under the CMLA, we will receive a license fee of approximately $400,000 to $500,000 for each unit that is sold by their global sales teams. Half of that fee is payable upon the reception of the order and the other half is due 10 to 12 months later upon delivery. The CMLA allows us to receive slightly less than what would have been our projected gross margin per unit if we had continued to be a manufacturer, but, it enables us to significantly reduce our need for working capital, completely eliminate our need for manufacturing overhead spending, as well as performance guarantees for each unit deployed including the warranties. In September of 2016, Dresser-Rand agreed to pay its initial license fee of $1.1 million as we achieved the substantial integration of our 2-megawatt Power Oxidizer with their KG2 gas turbine. Our next milestone for the CMLA occurred in December of 2016 when we installed two of our 2-megawatt systems at the Stockton biorefinery site owned by Pacific Ethanol—Pacific Ethanol’s NASDAQ ticker is PEIX—and powered up those units at the site.

The shipment and successful power up was a momentous occasion for us at Ener-Core and demonstrated that we’ve successfully completed and deployed a commercial scale-up of the power capacity of the Power Oxidizer technology from 250-kilowatts to 2-megawatts over the last 18 months. Dresser-Rand is responsible for the overall project management of the entire CHP plant at Pacific Ethanol and started full commissioning of these two units, as well as all the other equipment of the site in early 2017. Unfortunately, site-related third-party delays that were not caused by either Dresser-Rand or Ener-Core ended up delaying the commissioning work for these units by about 10 weeks. Some investors have asked us if the delays were due to any issues with Ener-Core’s technology and I’d really like to take this moment to respond to that question. The answer is, no. There has been no relationship between the delays being experienced at the Stockton site and Ener-Core’s technology. This is, however, a first of kind CHP plant installation and hence it’s not as much of a cookie cutter exercise as other CHP plant installations. Our colleagues at Dresser-Rand are now looking for a full commissioning of the complete CHP plant in the second quarter of 2017.

This week, we signed a significant amendment to the CMLA, which we publicized via a press release just yesterday. The key points of the CMLA amendment include the following. First, as with any long engineering project with shared costs, there are always disputes and cost claims and counterclaims that arise during the course of the project. The amendment amicably satisfies all these disputes and eliminates or resolves several key technical issues. While not readily apparent by the amendment, this agreement wiped out a lot of the behind the scenes he said, she said type of costs and technical issues that, if not resolved, could’ve created costly delays for us on the eve of our full commercialization of our technology.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Second, the amendment approved the Full Scale Acceptance Tests conducted to-date and resolved all final testing issues. While we’re required to conduct one final emissions test in the next month or so, our Technical Team is highly confident that that test once conducted will pass.

Third, the amendment reduces the backstop security that we’ve had in place for the last 18 months from $2.1 million to $500,000.

Fourth, we’re elated that the amendment provides a payment of $1.2 million in cash for advances on future license fees. Dresser-Rand has requested that we not disclose the number of licenses affected. The payment will be allocated as a credit against both the initial 50% license payment and the second 50% license payment, so as to allow us to receive additional cash for each license. So, this will enable us to still receive the majority of the license fee income when our collector teams close additional system sales.

This is a significant validation of the commercial opportunity the Dresser-Rand sales and marketing teams see within the potential sites of their sales pipeline. This also further validates our ability to execute our technology licensing model with large corporate partners such as Dresser-Rand, and finally, the Dresser-Rand executive team has requested a five month period during which they will be preparing a bid to secure the licenses to deploy our technology within much larger turbines far beyond 2-megawatts. We have often indicated that the larger versions of the technology would result in power prices that could become as low as $0.04 or $0.05 per kilowatt hour, which is competitive with coal power, which by the way today is still the cheapest on the planet. But, there is one key difference between our solution for generating power and coal power, in that the cheap power produced from our systems is not only clean but this power generation is actually preventing air pollution from going into the atmosphere. As we reflect on how we’re moving forward, we feel that if we are committed to moving forward and pairing our technology with larger gas turbines, who better to partner with than the world’s largest manufacturer of gas turbines. In that sense we’re quite energized about the possibility of expanding our license and pairing our technology with larger gas turbines manufactured by Siemens.

Again, we see this amendment as the beginning of full commercialization with Dresser-Rand and we’re very excited to be turning the corner as we strive towards profitability. The full amendment with certain financial terms we adapted at the request of Dresser-Rand will be filed as an exhibit to a future SEC filing. Before I proceed with providing an outlook into 2017, I want to turn the floor over to our CFO, D.J. Carney, to discuss the financial results from 2016. D.J.?

Domonic J. Carney:

Thanks Alain. As was the case in 2015, we recorded no revenues for the year ended 2016 as our revenue cycle was not completed for any of our orders under our current revenue recognition policies, which are very conservative and which resulted in the further deferral of $3.1 million into 2017. We ended the year with $3.9 million in deferred revenues, reflecting the $2 million in cash received from Dresser-Rand for our two Power Oxidizers sold and delivered to Pacific Ethanol, the $1.1 million in license fees paid to us in September of 2016, and cash receipts to-date from one sale of our smaller 250-kilowatt systems. While we delivered and installed the Pacific Ethanol units in the fourth quarter of 2016, the units were not fully commissioned at year-end and therefore not recognizable as revenues. The $1.1 million in license fees was tied to the acceptance of the full-scale acceptance testing. With the signature of the CMLA amendment earlier this week, we have completed the deliverable requirements for the $1.1 million in license fees. Our operating expenses decreased by $700,000 to $7.9 million in 2016, which is a combination of $1.7 million of targeted expense reductions, offset by $1 million of increased non-recurring testing costs associated with the Full-Scale Acceptance testing conducted in the second half of 2016.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The Full-Scale Acceptance Tests cost masks the efforts of our 2016 cost reduction initiatives. Beginning in the second quarter of 2016, we targeted our cash burn with a goal to reduce cash spending by over 30%. During 2016, we reduced our employee headcount, eliminated or reduced consultants, streamlined our back office, and at the end of 2016, we began to reduce our facilities’ overhead. At the end of the first quarter of 2016, our recurring quarterly cash burn was approximately $1.5 million. This was reduced to $1.2 million per quarter by the fourth quarter of 2016. In January of 2017, we had additional staff layoffs. In March, we moved out of our large manufacturing site to a new corporate office which further reduces our facilities’ costs by approximately $300,000 per year. This is a direct benefit of moving to a licensing business model. Our goal is to bring our recurring quarterly cash expenditure down to below $1 million per quarter. As we move forward into 2017, we also expect to realize cost savings through cost reimbursements from our future partners who we expect to pay for some of the development for our next-generation products that are based on Ener-Core’s underlying technology. Management believes that this reduced cost structure, combined with our expectations for funded engineering projects and expected license fees, provide a realistic target for cash flow breakeven in 2018.

On to the balance sheet. On December 31, our balance sheet included $1.3 million in cash and cash equivalents, and $10.4 million of convertible debt convertible at $2.50 a share. During the fourth quarter of 2016, we completed a $3.4 million private placement with institutional and accredited investors, Company Management and one member of our Board of Directors. Cash usage in 2016 was high at $8.2 million, which included additional spending on the Full-Scale Acceptance Test unit, as well as test procedures on that unit, and fulfillment of the Pacific Ethanol units that we purchased into inventory at the end of the year. Moving forward into 2017, we expect our cash usage to decline significantly as we see benefits from our cost reductions and as we receive additional cash receipts from licensing, such as the $1.2 million accelerated license payment from Dresser-Rand, as well as from other revenue sources. Finally, we are carrying the Full-Scale Acceptance Test unit in our asset base at $2 million. We’re currently evaluating offers on this unit to either be sold for cash or use in development and operations plans. This unit could provide additional cash flows if we determine that to be in the best interests of Ener-Core.

Given the momentum with our financial and operational model, we now believe it’s the right time to step up our efforts with communications to our current investor base and prospective investors. In the third quarter of 2016, we retained a well-respected global investor relations firm, MZ Group. Utilizing MZ as our compass regarding best practices is one of the many initiatives we’ll be implementing to fortify investor confidence and to procure new industrial investors and sell-side analyst coverage. In fact, beginning in the second quarter of 2017, we will commence further quarterly earnings calls to increase our communication with shareholders and the investor community. Lastly, I wanted to mention that Alain and I will be attending the LD Micro Conference in June in Los Angeles and we hope to see some of you there in person, and with that, I’ll now turn the call back over to Alain to discuss our goals and opportunities in 2017. Alain?

Alain Castro:

All right, thanks. So goals for 2017; in 2017, our commercial goals are strongly supported by our Dresser-Rand relationship and we know that our colleagues at Dresser-Rand and Siemens are organizing a significant ribbon cutting event that will be shared through television and written media. This will give people a preview of the revolutionary breakthrough and deployment and provide our future customers and partners with the improved economics and pollution abatement that is now achievable with this technological information—innovation. We look forward to providing an update to the exact date and seeing some of you there to celebrate a momentous occasion for Ener-Core and Dresser-Rand teams.

Industrial companies don’t typically make rapid decisions on the deployments of an onsite CHP plant. These plants require tens of millions of dollars in investment. In fact, the typical sales cycle for these types of project is usually 18 to 24 months. Our Sales Team has been working closely with Dresser-Rand sales teams for the last 18 months, and their collective efforts have resulted in a sizeable pipeline of advanced opportunities across a wide range of industries. Every prospective customer in the sales pipeline realizes that this technology can significantly lower their op ex, which represents a true competitive differentiation within their respective industries. In other words, once this is proven and fully operational, we believe the companies will have to utilize their waste gases to generate power or risk losing their business to lower cost competitors. The choice is rather simple when you look at it through that lens.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We’re also pleased to see a few of the world’s largest and well-known providers of financing for energy infrastructure currently taking a real hard look at providing financing for several of these projects that are most advanced in our pipeline. Even if the financing is not yet made available, we’re confident that there are orders coming in in the near term, and if the financing is made available right away, then the speed and volume of those orders will be amplified. But regardless of the availability of financing for these systems, based on the sizeable—I’ve got to get some water—based on the sizeable pipeline and the go-live date for the first two units occurring in the near term, we feel that Dresser-Rand sales team will likely be able to secure a substantial amount of new sales during the remainder of this year 2017, and quite frankly, we don’t believe that they would have agreed to make an accelerated payment of the license fee if this were not—if they were not equally confident at that particular point.

In parallel, Ener-Core plans to continue selling some of its smaller 250-kilowatt units in 2017. As some of you know, these smaller systems are not our key focus as the margins on them are frankly not as significant as on the larger systems. However, you may recall that in May of 2016, Ener-Core received a conditional purchase order for $3.29 million to supply four of its 250-kilowatt systems to the Toyon Canyon Landfill project at Griffith Park in Los Angeles. We would have likely already pulled the trigger on that project but our colleagues at Los Angeles Department of Water and Power, who would be purchasing the power from this project, notified us that they would soon be authorizing a new electricity tariff for projects such as this one, and a new tariff would result in significantly higher returns on investment. We’ve been told that the new tariff will be authorized in early May. As soon as it’s authorized, we intend to coordinate the signing of a power purchase agreement and close the sale of those units. Beyond the Toyon Canyon project, we have advanced opportunities for approximately $2 million to $3 million more of additional orders for the 250-kilowatt systems.

Lastly, we envision signing at least one more license agreement in 2017. Our future agreements will likely be structured in a similar manner as we structured our existing license agreements, which means we would receive an initial license fee at the beginning of the relationship and then a per unit royalty paid at the time each system is sold. The next license agreement could entail another gas turbine based deployment, and it could be with Siemens, as they’ve just secured a five month time period to prepare a bid. But our next license agreement could also take us into different types of equipment including steam boilers or industrial dryers. As our technology replaces the combustion chambers found in this type of equipment, there is a target-rich environment of established equipment manufacturers whose product can benefit from integrating Ener-Core’s technology. We have several active discussions and evaluations taking place at the moment with prospective license partners and we’ll work to secure at least one additional license before year end.

Assuming that we can reach and maintain our operating cost at $1 million per quarter, as conveyed by my colleague D.J. Carney, we would only need to bring in additional $2.8 million in 2017 in order to reach breakeven. While that would surely make all of us quite happy, we like to set the bar higher than that. Now that this technology is about to be installed and proven for the entire world to see, we want to aggressively drive sales through our existing license relationship, through our direct supply of 250-kilowatt systems, and through the signing of our new license agreement to rapidly break far beyond the breakeven line and into solid profitability in early 2018.

In closing, I want to thank our Engineering Team, our Management Team, our Board of Directors, and the many friends and colleagues we work with and our corporate partners. With every month that passes, there is a real sense of excitement related to what Ener-Core is achieving. Just imagine, we’re literally converting air pollution into useful clean energy. In this day and age, I just can’t think of many things that are more exciting than that. But without the relentless drive of our Team, we could have never come this far, and to you shareholders out there they have been with us for quite some time, you can rest assure that we will continue to work hard to create real value from this game-changing energy and environmental technology.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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At this time, what I’d like to do is open up the call for questions from our listeners. Operator?

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach pour equipment. Again, that is star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll take our first question from Dallas Salazar with Atlas Consulting.

Dallas Salazar:

Hey guys. Great call, it sounds like you’re making substantial progress. I can’t say it wasn’t expected from the conversations we’ve had, so just congrats on that. So, just if we could kind of jump around here and I’ll ask a few and then I’ll jump back in the queue, but starting with cash flow, it seems like breakeven is between three to five units sold by Dresser-Rand per quarter, and that could be off and you can correct me on that, but what kind of visibility do shareholders have into the type of volume that Dresser-Rand could theoretically bring in terms of total opportunity, and then how do you guys plan on expressing that to investors on a go-forward basis?

Alain Castro:

Thank you, Dallas. Appreciate that. Dresser-Rand has stated on several occasions that they are quite comfortable with deploying this system and striking around 10 system sales per year just starting out of the gate, and then ramping up to anywhere between 30 and 50 systems per year in about three years. Just to provide a sense of the potential scale, we’ve visited existing customers of theirs that have individually purchased over 100 engines that are about the same price as us, in a seven to eight year period. So, the numbers we’re aiming for may seem high to some folks from other industries, but they’re actually quite conservative. We, for example another perspective, we’ve been in discussions with an oil company that isn’t even—by the way isn’t even in the top ten largest oil company in the world, and they’ve already concluded that they enough waste gases and they’re very excited that they could purchase somewhere around 50 to 60 of these systems themselves. We have yet to assess how many systems the larger oil companies could deploy, but we would expect that their figures would dwarf (phon) the figures I just shared. As I have often said, the energy industry tends to move rather glacially and that’s off-putting for investors that are accustomed to the speed of sort of high tech industries. But, having been in the energy industry all my life I’ll say this, once the energy industry moves, the numbers are staggering and there is probably no larger market. Now, as it relates to the three to five number that you stated earlier, I think I’d like to pass the mike to D.J. Carney to qualify or respond to that number.

Domonic J. Carney:

Yes. I mean, we get a per unit and with the—a per unit license of basically between, we figure between $400,000 and $500,000 a unit. So, we’re bringing our—you know, your number’s probably accurate given what sort of historically looking backward what our cash expenses are, but by bringing down our burn, we’re bringing down the number of license to breakeven. So, it’s more in sort of the 8- to 10 a-year range, 2- to 3-a-quarter. We don’t have much in the way of incremental expenses for each—for every time we sell license it doesn’t cost us anything more, it’s just giving them the rights in exchange for paying us the money.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Dallas Salazar:

Okay. I appreciate that. Yes, and maybe I can catch up with you guys offline just to kind of see what I can do to narrow down that that stuff for modeling but I appreciate that on this call. A second question I have you for all is, now that sales are effectively in the hands of Dresser-Rand at least for now, and the Company is shifted to a licensing-based model with minimal operating needs, are there anything of immediate visibility that can be done to cut down on cash G&A expense, or really any of the other items that are within your alls control just to sort of any early goings here to minimize the cash outflows?

Alain Castro:

I’ll answer the first part of the question then again pass the mike to D.J. We’re, I wouldn’t say fully depended on Dresser-Rand for sales and revenue generation. We do expect that they will be a substantial portion of our sales in the next 12 to 18 months. However, we do also expect to sell some of the 250 systems, the smaller systems that we were already making before, and we do expect to sign other licenses and our licenses start with initial license fee, maybe as large, large or small but it’ll be in the seven figures to start a new license relationship. So, while Dresser-Rand will fill—we expect fill a substantial portion, there are other sources of sales and revenue cash coming in. On the second part, D.J. do you want to…?

Domonic J. Carney:

Yes. On the expenses—I mean, our cost structure is sort of on a ratio of amount of—if you break our expense down, it’s just like about any other company. It’s roughly 70% headcount, 30% other, and so obviously anytime you reduce your cost structure, you’re reducing personnel, and that’s what we did last year. We’ve taken our headcount down from 24, 25 employees plus some fairly expensive consultants, and we brought that down to, we’re now today around 13. So, there’s not a lot of movement further from where we are today. In fact, I think what we’ll probably find is as we see some commercial traction, we’ll add some, put some people back because it’s just going to be more towards the commercialization of the technology. We did also recently change out our, as I mentioned earlier, our overhead in our manufacturing plant. We moved from about I think it was around 30,000 square foot plant down to about 6,000 square feet, and so we reduced our offices and so we dropped our overhead down considerably, and that will really start to be a hitting our bottom line in the second quarter of 2017.

Dallas Salazar:

Okay, no, I appreciate that, and by the way you guys have done a great job. I just—it was just sort of a question that I think I needed to ask but what has happened here, the last 12 months have been pretty remarkable so don’t get me wrong, just figured I’d put that out there. The last question I’ll have and then I’ll hop back in the queue is, what are R&D funds being spent on now that the product is being developed primarily at the Dresser-Rand level? Then the second part of that question would be, it sounds like you guys have plans to develop product of greater capacity than 4 megawatts so that you can target those external licensing deals. Maybe just give me some color or background on that or set me straight if I’m completely off base here.

Alain Castro:

No. That’s a great question and I’ll do my best—I have very strong clarity on how I want to respond to it. I hope it will come out right. If you look back at 2016 and even further back 2015, we were covering a substantial amounts of the costs related to designing, developing, building, and then testing and retesting and retesting because when you work with Germans, that’s the way it is, and that’s a good thing. We—that took money to build and test a new 2-megawatt system technology. That heavier spending is now behind us and anyone who is looking at our past financials should not assume that this is the R&D spend that this Company will portray going forward this year 2017 or the years after. That was a big hurdle. We jumped through it. We got through it and it’s behind us now. Moving forward, yes, we’re going to expand into larger gases—gas turbines. We’re going to expand in other sorts of equipment. However, we expect the license partners to be paying greater license fees and also be paying fees for what we call in our contracts the spoke development. The spoke developments are nothing more than improvements across—improvements upon existing versions of the technology. We expect those to be paid. So, what we’re saying is that we expect a substantial amount of any needed or future R&D spend to be compensated through fees from third-party partners, and so that’s why we don’t envision anywhere near the level of R&D spending to come through. Now, you may see it as an R&D spend, but anyone doing their homework on our financials will also see that any R&D, most of the R&D spend moving forward would be compensated by (inaudible) revenues, fees payable by third parties coming in.

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Dallas Salazar:

I appreciate this time, guys. No, that was more than I thought I would going to get. So, that’s comprehensive for me. I really appreciate it. I’m going to jump back in the line. Again congrats and I look forward to the calls going forward. Thank you, guys.

Alain Castro:

Great. Thank you, Dallas.

Domonic J. Carney:

Thank you.

Operator:

We’ll take our next question from Joe Filberto with Kansas Shira Associates.

Alain Castro:

Hi Joe.

Joe Filberto:

Hi, guys. Thanks. Thanks for the call. Can you touch on a little bit about what kind of tax benefits end point customers are going to get? If there’s anything you guys have looked into, what kind of benefits they would see, whether from a depreciation standpoint or just straight tax credits.

Domonic J. Carney:

You’re talking about tax benefits for the end project customers?

Joe Filberto:

Yes.

Domonic J. Carney:

Yes, I mean right now I—if anyone in the room disputes me chime in, really the tax benefits are—there is a small production, federal production tax credit. There may be other emissions credits out there—but those are really dependent on where you happen to have the project sited. For example, we’re aware of the-there’s a cap and trade system in California for nitrogen oxides or NOX, and so there’s a ready market for that. But you really have to look at those credits on an individual basis. But it’s—but I want to make sure we all understand that our value proposition, that’s just gravy. That’s icing on the cake for these projects. Our unlevered IRRs from some of the other benefits far outweigh—unless there is a 30% ITC, it far outweighs any of the tax credits and tax benefits for these projects.

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Alain Castro:

Yes. I’d like to add something there, and I think it’s demonstrative what we’re going to see time and time again okay. Customers are—and I’m really proud of this. Having now worked on lots of wind farms and sun solar farms and other renewables, customers of this system are moving forward or considering moving forward because it makes money completely in absence of any tax credits or any kind of incentives that might be set out for clean power. So, give me a case in point, Pacific Ethanol, I recall with a great level of accuracy, a phone conversation I had with the CFO of Pacific Ethanol when were weeks shy of signing an agreement with them, and he called me and he said, hey you know, I was thinking about it and I’m wondering if we can apply and maybe get pre-qualified for the investment tax credits which would give us some 30% cap ex haircut, and I said, Brian, please don’t tell me you’re going to delay your decision on this to set that out, and he starts laughing, and he says no, no, God no. The returns are fine. I’m proceeding but wouldn’t that be great, we also get that on top, and that’s exactly what D.J. is saying. He considered that additional ITC investment tax credits gravy on the—or icing on the cake. But, he was quite happy with the economics of the project in absence of that. So, I think the answer is yes. A lot of them will get some form of credit or incentives, but what I’m quite proud of is that we have a great market and a very attentive prospective customer base regardless.

Joe Filberto:

Great, and then one more follow up before I jump back in the queue, but I know this may be little bit sensitive and may be a little political, but with the separation of Mr. Maslov as COO, can you talk a little bit about the ramifications long-term if there are any to Ener-Core?

Alain Castro:

No. Dr. Boris Maslov has been a key pillar of this Company for several years, a key member of our team and continues to be a great colleague and friend. We started mutually with him planning a change in the time allocation, his time allocation back in June of last year because as some of you may know, he was previously the President as well of this Company and he was the right skill set. He is an amazing talented executive and he was the right skill set to lead this Company when it was a, one would say a pure R&D company developing its products. But now that we have effectively released this 2-megawatt system, we will need that kind of brainpower at the launch of every new product. We want that kind of brainpower. But, we don’t need that brainpower 60 hours a week, four weeks a months, 12 months a year. We need it sporadically. So, it made all the sense in the world to shift him from a full time employee to an Advisory Board Member. He comes in our office just about every week. We expect him to continue to do that, and he is ready to—he likes it when we’re launching these new projects. That’s what he’s good at, and so we’re going to use him for what he’s good at, as needed. There will be some times when he might be here four weeks in a row because we’re launching a new deployment, and then there might be three months we just don’t need him all that much. So, he’s a very talented brain and we’re very, very pleased to consider him effectively still part of this team. We’ve just right sized his time allocation for the challenges that this Company is facing moving forward.

Joe Filberto:

Excellent. Excellent. Thanks for that guys. That’s all I have.

Alain Castro:

Thank you.

Operator:

As a reminder ladies and gentlemen, it is star, one if you would like to ask a question. It is star, one to ask a question. We’ll pause briefly.

We’ll take our next question from Peter Spaulding, a Private Investor.

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Peter Spaulding:

Hi, Alain and D.J. Thank you for everything that you guys are doing. I just had a quick question regarding the S1 Form that was submitted for the SEC-generated letter from January 19, and if you could go over that.

Alain Castro:

Sure. Is there a specific question on that?

Peter Spaulding:

Well, I just don’t understand what’s happening there?

Domonic Carney:

We filed an S1 in January to register the shares for resale for the convertible debt offering that was placed in December and closed in December of 2016 and any warrants underlying that, and it’s a little bit of housekeeping. So, that was filed as was required under the terms of the Securities Purchase Agreement for that deal, and we got through with no review. So, it’s done and effective, and so we satisfied our requirements on the SPA.

Peter Spaulding:

Okay. Great. Again thanks for everything.

Domonic Carney:

Thank you. We appreciate your investment.

Operator:

For our final question today, we’ll take a follow up from Dallas Salazar with Atlas Consulting.

Dallas Salazar:

Hey, guys. Sorry to pop back in here but I just wanted to get a little clarity on the deployment of larger power capacity products line from the Dresser-Rand update. Just quickly and you can be concise, but should we read into this as Dresser-Rand is targeting sort of a wider capacity spectrum, or are they going up-market from a capacity standpoint, so effectively were they considering substituting the larger capacity for the capacity that they’re currently targeting, or are they looking at just widening out the spectrum?

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Alain Castro:

I think what you’re saying is do you expect some level of cannibalization, is that what you’re kind of asking?

Dallas Salazar:

Yes. That’s right.

Alain Castro:

Yes. So, no. The fact is that there are different types of investor facilities which are the natural home of different sized units. A 2-megawatt system is—or several 2-megawatt systems is adequately sized for a waste water treatment plant or a large landfill, but when you get for example to an oil refinery—and remember Dresser-Rand is a very entrenched leading company in the oil and gas sector globally, refineries put up so much waste gas that you could envision generating anywhere from as low as 20 to as high as 50-megawatts of power, and you’re not going to do that with a bunch of 2-megawatt modules. They’re just too small. So, in those kind of larger investor facilities you’re going—it’s going to be attractive for the end customer to put in multiple 8- or 10-megawatt systems, and it’s usually multiple because in the industries we target, redundancy is highly valued. I’m an industrial engineer by education and anyone who studied industrial engineer would be nodding their heads. When you have systems of this mission-critical attribute and characteristic, you want multiples, but it’s basically, the larger turbines are going to be supplied to industrial facilities with just much greater volumes of waste gases and much greater power requirements, and 2-megawatts would be targeted to different—to smaller facilities. So, we’re basically matching the feedstock, which is the waste gas to the power and thermal needs. Don’t—we would not expect to see any level of cannibalization on that.

Dallas Salazar:

Okay. Yes, no I think that’s really, really important in mapping out sort of where this amendment can go. So I appreciate the clarity. That’s all I have guys. Thank you.

Alain Castro:

Thank you.

Operator:

That does conclude the question-and-answer session. I would now like to turn the call back over to Alain Castro for closing remarks.

Alain Castro:

So, I want to give a sincere thank you for everyone for joining our call today. If we weren’t able to address all your questions on today’s call, please feel free to contact us at our Investor Relations firm, MZ Group who would be happy to answer them and we look forward to our call next quarter. Operator?

Operator:

Finally, I would like to reminder everyone that a recording of today’s call will be available for replay immediately after the call and through April 28, 2017. Please refer to the Company’s Investor Relations website for dial-in instructions.

Thank you for joining us today for our presentation. You may now disconnect.

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